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                                                  WIND POINT PARTNERS
                                                  676 North Michigan Avenue
                                                  Suite 3300
                                                  Chicago, IL  60611


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
AT WIND POINT PARTNERS:       AT BUSHNELL:                  AT THE FINANCIAL RELATIONS BOARD:
Rebecca Vanderlake            Joseph Messner                Gillian O'Donoghue
Communications Manager        Chief Executive Officer       Media Contact
(312) 255-4805                (913) 752-6195                (312) 640-6689
RJV@WPPARTNERS.COM                                          GODONOGHUE@FRB.BSMG.COM
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                          BUSHNELL SPORTS OPTICS SIGNS
                     MERGER AGREEMENT WITH SERENGETI EYEWEAR

CHICAGO, IL, JULY 17, 2000 - Bushnell Sports Optics, an operating name of Worldwide Sports & Recreation, today announced the signing of a definitive merger agreement with Serengeti Eyewear, Inc. (OTC:SOLR), a leading distributor of premium sunglasses. Under this agreement, subject to certain conditions, Bushnell will acquire, through a wholly-owned newly incorporated acquisition subsidiary, all of the outstanding common shares of Serengeti Eyewear, Inc. for $3.95 per share in cash. The acquisition will be completed through a cash tender offer, followed by a cash merger. The tender offer is expected to close by the end of the third quarter, 2000. Bushnell is a privately held company funded by Wind Point Partners, a private equity investment firm.

     In February 2000, Bushnell acquired Bolle Inc., a leading sports sunglass brand. Joe Messner, CEO of Bushnell Sports Optics commented, "The acquisition of Serengeti is the next step in Bushnell's expansion into the premium sunglass market. Serengeti is an exciting addition to Bushnell's portfolio of global consumer brand names, which already includes Bushnell, Bolle and Bausch & Lomb. We believe that this acquisition is a great strategic fit and that the leveraging of our multi-channel global distribution network will provide the basis for considerable growth in the future."

     Rich Kracum, managing director at Wind Point Partners said, "We are excited about the acquisition of Serengeti and its combination with the Bolle product line. The world class Bushnell management team assembled by Joe Messner and Wind Point Partners is doing an excellent job of identifying, pursuing and integrating acquisitions that will propel the company's growth and value."

ABOUT BUSHNELL SPORTS OPTICS

     Bushnell Sports Optics is a global manufacturer and marketer of branded consumer products based in Overland Park, Kansas. Bushnell is a leading supplier of high quality sports optics including binoculars, telescopes, riflescopes, night vision, ski goggles, laser rangefinders, sunglasses and safety glasses marketed under the Bushnell, Bolle, and Bausch & Lomb brand names.

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ABOUT SERENGETI EYEWEAR

     Serengeti Eyewear designs, markets and distributes branded premium sunglasses. Major premium brands include Serengeti Drivers, Serengeti Kinetix and H2Optix. Serengeti's non-premium brands include Solar*X, Sensor-X, Grafix and Mach 1. The Serengeti lens is recognized worldwide as a leading high-performance lens and receives strong support from sunglass retailers and distributors worldwide.

ABOUT WIND POINT PARTNERS

     Wind Point Partners is a private equity investment firm with offices in Chicago and Southfield, Michigan. Established in 1983, Wind Point has successfully invested over $500 million in more than 70 privately held companies. Wind Point focuses on partnering with world class executives to build outstanding companies via acquisition and organic growth.

     AT THE TIME A SUBSIDIARY OF BUSHNELL COMMENCES ITS OFFER, IT WILL FILE A TENDER OFFER STATEMENT WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION AND SERENGETI WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. SECURITY HOLDERS SHOULD READ EACH OF THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT WHEN THEY ARE AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. INVESTORS CAN GET THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND OTHER FILED DOCUMENTS FOR FREE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV. AN OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL, AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO SHAREHOLDERS OF SERENGETI, AT NO EXPENSE TO THEM.

Bausch & Lomb is a registered trademark of and used under license from Bausch & Lomb, Inc.
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